Exhibit 99.1

Armstrong World Industries Announces President and

CEO Vic Grizzle to Transition to Executive Chair and

Mark Hershey to Become President and CEO Effective April 1, 2026

LANCASTER, Pa., (Jan. 14, 2026) — Armstrong World Industries, Inc. (NYSE:AWI), an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions, announced today that the company’s President and CEO Vic Grizzle will transition to Executive Chair, and that current Senior Vice President and Chief Operating Officer Mark Hershey will succeed Grizzle as CEO and President effective April 1, 2026. Hershey will also become a member of the Armstrong Board of Directors.

“On behalf of the Board, we sincerely appreciate Vic’s decade of service as CEO and his commitment to ensuring a successful leadership transition,” said Roy Templin, Chair of the Armstrong Board of Directors. “Under Vic’s leadership, Armstrong transformed into a uniquely focused, building products company with a proven record of consistent, profitable growth. His focus on operational excellence, innovation, disciplined capital allocation and talent development created tremendous value for shareholders, highlighted by nearly quadrupling the company’s market capitalization since separating from its flooring business in 2016.”

Templin continued, “The selection of Mark as Vic's successor is the culmination of our long-term succession planning process and a demonstration of our ongoing commitment to developing talent at all levels. We have complete confidence in Mark’s leadership and dedication to advancing our strategic objectives.”

Grizzle shared, “After 15 exciting and transformative years at Armstrong, including 10 years as CEO, I’ve decided this is the right time to transition the leadership of this extraordinary company to Mark, with whom I have worked closely throughout my tenure at Armstrong. Over the past 10 years, we have built a more resilient company with a consistent growth profile. It has been an honor and a pleasure to lead Armstrong through this period of significant change and growth. Over Mark’s 15 years at Armstrong, he has played a pivotal role in each step of this journey, including leading the development and execution of our strategy and the completion of all 14 acquisitions that have built our Architectural Specialties segment. I have full confidence that, with his leadership capabilities and his deep understanding of Armstrong’s business, strategy and culture, he will sustain our momentum and guide Armstrong into a new era of success.”

“I am honored and excited to lead Armstrong, a remarkable company with a proud 165-year legacy, a culture rooted in excellence and integrity, and a future full of opportunity,” said Hershey. “I am also grateful for Vic’s outstanding leadership and the confidence the Board has placed in me. Driven by the talent and dedication of an exceptional Armstrong team, we will continue to build on our strong foundation, accelerate our growth strategy and innovate – always keeping our customers at the center of everything we do.”

About Mark Hershey

Mark Hershey currently serves as Armstrong’s Chief Operating Officer, a position he has held since April 2025, and previously served as senior vice president, Americas since January 2022. In these roles, he has been responsible for the business strategy and operations of both company segments, Mineral Fiber and Architectural Specialties, along with business development, innovation, and enterprise-wide strategic planning. In addition to leading a wide range of commercial and strategic transactions and initiatives, he has been instrumental in all 14 acquisitions that have transformed the company’s Architectural Specialties segment since 2016. He played a lead role in the separation of the company’s flooring business in 2016, and the divestitures of AWI’s European and Pacific Rim businesses in 2019. He joined Armstrong in 2011 as general counsel and secretary, subsequently serving as chief compliance officer and head of the company’s sustainability efforts. Hershey holds a bachelor’s degree in finance from The Pennsylvania State University and a juris doctor from Villanova University School of Law. He also serves on the board of trustees of The National Building Museum in Washington D.C.

About Armstrong World Industries

Armstrong World Industries, Inc. (AWI) is an Americas leader in the design and manufacture of innovative interior and exterior architectural applications including ceilings, specialty walls and exterior metal solutions. For years, Armstrong has delivered products and capabilities that enable architects, designers and contractors to transform building design and construction with elevated aesthetics, acoustics and sustainable attributes. With $1.4 billion in revenue in 2024, AWI has approximately 3,800 employees and a manufacturing network of 22 facilities, plus seven facilities dedicated to its WAVE joint venture.

Contact

Theresa Womble, VP, Investor Relations and Corporate Communications

tlwomble@armstrong.com or (717) 396-6354

Morgan Leitzel, Investor Relations Manager

mcleitzel@armstrong.com or (717) 396-2240